Exhibit 99.1

12/22/11	NYSE, New York Stock Exchange > About Us > News & Events > News Re...

News Releases

NYSE to Suspend Reddy Ice Holdings, Inc. and Moves to Remove from the List

NEW YORK, December 21, 2011 — NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the common stock of Reddy Ice Holdings, Inc. (the “Company”) — ticker symbol FRZ — should be suspended prior to the market opening on Thursday, December 29, 2011 from the New York Stock Exchange (“NYSE”). The Company expects to commence trading on the over-the-counter (OTC) market that same day under a symbol yet to be determined.

NYSE Regulation has determined that the Company is no longer suitable for listing under Section 802.01B of the NYSE Listed Company Manual in view of the fact that it has fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of less than $15 million, which is a minimum threshold for listing.

The Company had previously fallen below the NYSE’s continued listing standard for average global market capitalization over a consecutive 30 trading day period of less than $50 million and latest reported shareholders’ equity of less than $50 million as well as the average closing price of less than $1.00 over a consecutive 30 trading day period. The Company’s business plan was previously accepted by NYSE Regulation, however, in light of the subsequent non-compliance with the aforementioned minimum market capitalization standard, this plan process is no longer available.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:

Steven J. Janusek

Executive Vice President & CFO

sjanusek@reddyice.com

800-683-4423

See Section 802.00 of the NYSE Listed Company Manual for continued listing criteria and procedure for delisting